Exhibit 10.21

FIRST AMENDMENT

TO THE INGERSOLL-RAND COMPANY

SUPPLEMENTAL PENSION PLAN

WHEREAS, Ingersoll-Rand Company, a New Jersey corporation, adopted the Ingersoll-Rand Company Supplemental Pension Plan (the “Plan”), which was originally effective on June 30, 1995, and subsequently amended and restated effective January 1, 2003 and effective January 1, 2005; and

WHEREAS, effective July 1, 2009, a corporate reorganization was effected pursuant to arrangements under Bermuda law which will result in a new parent company, Ingersoll-Rand plc (“IR plc”) (“Irish Reorganization”); and

WHEREAS, Ingersoll-Rand Company desires to amend the Plan in accordance with Section 4.1 of the Plan to reflect that the Irish Reorganization shall not be deemed a “change in control” for purposes of the Plan and that on and after the effective date of the Irish Reorganization, a “change in control” shall refer solely to Ingersoll-Rand plc; and

NOW THEREFORE, the Plan is hereby amended, effective July 1, 2009, as set forth below:

1. Sections 4.1(a) and (b) of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“(a) This Supplemental Pension Plan may, at any time and from time to time, be amended or terminated, without consent of any Employee or beneficiary (i) by the Board of Directors of Ingersoll-Rand plc (“IR plc”) (or if Ingersoll-Rand plc is a subsidiary of any other company, of the ultimate parent company) or the Compensation Committee (as described in Section 4.3), or (ii) in the case of amendments which do not materially modify the provisions hereof, the Company’s Administrative Committee (as described in Section 4.3), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Pension Plan as of the date of termination or amendment.

(b) Notwithstanding the foregoing, following a “change in control” of IR plc, any amendment modifying or terminating this Supplemental Pension Plan shall have no force or effect. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999 between the Company and Wachovia Bank, as trustee, or (ii) in such other trust agreement that restates or supercedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. For purposes of this Section 4, on and after the effective date of the Irish Reorganization, the term “change in control” shall refer solely to a “change in control” of IR plc.”

2. Section 4.3 of the Plan of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“4.3 Compensation Committee. This Supplemental Pension Plan shall be administered by the Compensation Committee appointed by the Board of Directors of IR plc or any successor committee appointed by the Board of Directors of IR plc (or if Ingersoll-Rand plc is a subsidiary of any other company, of the ultimate parent company), (the “Compensation Committee”). The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Pension Plan in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Pension Plan by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.”

3. Except as specifically set forth herein, all other terms of the Plan shall remain in full force and effective and are hereby ratified in all respects.

IN WITNESS WHEREOF, the Company has had its duly authorized representative sign this Amendment as of July 1, 2009

INGERSOLL-RAND COMPANY

By:	/s/ Barbara A. Santoro
Name:	Barbara A. Santoro
Title:	Vice President & Secretary

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